UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2024 (February 20, 2024)

WETOUCH TECHNOLOGY INC.

(Exact name of registrant as specified in its charter)

Nevada	000-56215	20-4080330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No.29, Third Main Avenue, Shigao Town, Renshou County,

Meishan, Sichuan, China 620500
(Address of principal executive offices)

Registrant’s telephone number, including area code: (86) 028-37390666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	WETH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2024, Wetouch Technology Inc., a Nevada corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with WestPark Capital, Inc. and Craft Capital Management LLC, as representatives (the “Representatives”) of the underwriters listed therein (the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters in a firm commitment underwritten public offering (the “Offering”) an aggregate of 2,160,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $5.00 per share. In addition, the Underwriters were granted an over-allotment option (the “Over-allotment Option”) for a period of 45 days to purchase up to an additional 324,000 shares of Common Stock. The Offering closed on February 23, 2024. The Common Stock began trading on the Nasdaq Capital Market under the symbol WETH on February 21, 2024.

The Company conducted the Offering pursuant to a Registration Statement on Form S-1 (File No. 333-270726), as amended, which was declared effective by the United States Securities and Exchange Commission on February 14, 2024 (the “Registration Statement”).

The net proceeds to the Company from the Offering, after deducting the underwriting discount, the Underwriters’ fees and expenses, and the Company’s estimated Offering expenses, are expected to be approximately $9.8 million.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement and related “lock-up” agreements, the Company (for a period of 180 after the date of the final prospectus relating to the Offering), and each director, executive officer, and owner of at least 5% of the Company’s outstanding shares of Common Stock (or securities convertible or exercisable into shares of Common Stock) of the Company (for a period of 180 days after the date of the final prospectus relating to the Offering), have agreed, subject to customary exceptions, not to sell, transfer or otherwise dispose of securities of the Company, without the prior written consent of the Representatives.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On February 23, 2024, pursuant to the Underwriting Agreement, the Company issued the Representatives’ Warrants (the “Representatives’ Warrants”) to the Representatives to purchase a number of shares of Common Stock equal to 2.0% of the total number of shares of Common Stock (including any shares sold in the Offering to cover over-allotments) sold in the Offering at an exercise price equal to 125.0% of the public offering price. The Representatives’ Warrants will not be exercised, sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days beginning on the date of commencement of sales of the Offering. In addition, the Representatives’ Warrants will not be exercisable for more than five years from the commencement of sales of the Offering.

The foregoing summary of the Representatives’ Warrants is qualified in its entirety by reference to the full text of the form of the Representatives’ Warrants, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On February 20, 2024, the Company issued a press release announcing the pricing of the Offering. On February 23, 2024, the Company issued a press release announcing the closing of the Offering. Copies of these press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement dated February 20, 2024
4.1	Form of Representatives’ Warrants issued February 23, 2024
99.1	Press Release dated February 20, 2024
99.2	Press Release dated February 23, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WETOUCH TECHNOLOGY INC.

Date: February 23, 2024	By:	/s/ Zongyi Lian
	Name:	Zongyi Lian
	Title:	President and Chief Executive officer (Principal Executive Officer)